UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 10, 2008

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-5950

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 10, 2008, Mr. Christopher Smith resigned as the Chief Operating Officer and Deputy CEO of MF Global Ltd. (the “Company”). Under the terms of his transition agreement with the Company, Mr. Smith will continue to assist the Company through December 10, 2008, receive a payment of $5.25 million and the restricted share units in respect of Company shares previously granted to him will remain outstanding and vest in accordance with the original award agreement. All of the stock options previously granted to Mr. Smith have been forfeited. The transition agreement is attached as Exhibit 99.1 and is incorporated into this Item 5.02 by reference. Information regarding the terms of Mr. Smith’s employment agreement with the Company, which was terminated upon his resignation, can be found in the Company’s Registration Statement on Form F-1 (File No. 333-144079) (the “Registration Statement”) and is incorporated into this Item 5.02 by reference.

Effective September 10, 2008, Mr. Bernard (Bernie) Dan, who currently serves as the Chief Operating Officer of the Company’s North American operations, was appointed by the Board of Directors as the Company’s President and Global Chief Operating Officer.

Prior to joining the Company in June 2008, Mr. Dan, age 47, was President and Chief Executive Officer of the Chicago Board of Trade. Prior to these appointments in November 2002, Mr. Dan served as Executive Vice President. Prior to joining the CBOT in July 2001, Mr. Dan was President and Chief Executive Officer of Cargill Investor Services, Inc., a wholly-owned subsidiary of Cargill, Inc. Mr. Dan received a Bachelor of Science degree in Accounting from St. John’s University.

The terms of Mr. Dan’s employment agreement provide for an initial base salary of $600,000 per annum and an initial grant (received when he joined the Company in June 2008) of 250,000 restricted stock units of the Company, which are subject to annual vesting on a pro rata basis over the next three years, subject to his continued employment. Under the terms of his employment agreement, Mr. Dan is also be eligible to receive an annual bonus based on the achievement of individual and corporate performance goals established by the Board of Directors (or a duly authorized committee) and to participate in the Company’s executive compensation plans, including equity plans, provided that he shall receive with respect to fiscal 2009 a bonus of not less than $600,000 (payable in cash, shares or a combination thereof). The agreement provides for Mr. Dan to serve until such time as his employment is terminated by the Company or himself. If Mr. Dan is terminated without “cause” or resigns for “good reason,” Mr. Dan is entitled to: (i) a pro rata bonus based on the average annual cash bonus for the prior three years; (ii) a lump sum cash payment equal to two times the sum of base salary and average annual cash bonus for the prior three years; (iii) continued welfare benefits for two years; and (iv) accelerated vesting of equity-based awards. Upon a termination due to death or disability, Mr. Dan is entitled to the benefits described in (i) and (iv) in the preceding sentence. During his employment and for a period of one year following any termination of employment, Mr. Dan is subject to non-solicitation of clients and employees and non-competition requirements. The terms of Mr. Dan’s employment are qualified in their entirety by reference to his employment agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending September 30, 2008.

Item 7.01	Regulation FD Disclosure

On September 11, 2008, the Company issued a press release about the events referenced in Item 5.02 above. The press release is attached as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

(a) None.

(b) None.

(c) None.

(d)

Exhibit 99.1: Transition Agreement, dated September 10, 2008, between MF Global Ltd. and C. Smith.

Exhibit 99.2: Press Release, dated September 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.

Date: September 11, 2008	By:	/s/ Howard Schneider
Howard Schneider General Counsel